Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Intercure Ltd.:

We consent to the use of our report dated April 18, 2021, with respect to the consolidated financial statements of Intercure Ltd., included herein and to the reference to our firm under the heading ‘Experts’ in the prospectus.

/s/ Somekh Chaikin
Somekh Chaikin
Member Firm of KPMG International

Tel Aviv, Israel

July 15, 2021